POET TECHNOLOGIES INC. (the "COMPANY")

CODE OF BUSINESS CONDUCT AND ETHICS

1. INTRODUCTION

1.1 The Board of Directors of POET Technologies, Inc. (together with its subsidiaries, the "**Company**") has adopted this Code of Business Conduct and Ethics (the "**Code**") in order to:

(a) promote integrity and honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to securities regulators and in other public communications made by the Company;

(c) promote compliance with applicable governmental laws, rules and regulations;

(d) promote the protection of Company assets, including corporate opportunities and confidential information;

(e) promote fair dealing practices;

(f) deter wrongdoing; and

(g) ensure accountability for adherence to the Code.

The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically. The purpose of the Code is to guide directors, officers and employees on how to carry out their duties in an honest and ethical manner.

Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's security holders, customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. While the Code does not, and cannot, deal with every situation that may arise, the principles outlined in the Code should be seen as providing a baseline for honest and ethical decision-making. The Company shall ensure that each director, officer and employee is provided with a copy of the Code and signs an acknowledgment of receipt and review.

1.2 All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10.

2. CONFLICTS OF INTEREST

2.1 Conflicts of interest should be avoided unless specifically authorized. A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family):

(a) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively;

(b) receives improper personal benefits as a result of his or her position in the Company; or

(c) has an interest in an agreement or transaction involving the Company.

2.2 Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer [or their family members] are expressly prohibited.

2.3 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 2.4.

2.4 Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with and seek a determination and prior authorization or approval from the Chief Financial Officer (CFO) of the Company. Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Chairman of the Audit Committee.

3. COMPLIANCE

3.1 The Company and its employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the jurisdictions in which the Company operates.

3.2 Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Company's in-house Counsel. Until in-house Counsel is appointed, please address questions regarding compliance to the Company's Chief Financial Officer.

3.3 No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company's securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to:

(a) obtain profit for himself or herself; or

(b) directly or indirectly "tip" others who might make an investment decision on the basis of that information.

4. DISCLOSURE

4.1 The Company's periodic reports and other public documents, including all financial statements and other financial information, must comply with applicable securities laws and stock exchange rules.

4.2 Each director, officer and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the

Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel.

4.3 Each director, officer and employee who is involved in the Company's disclosure process must:

(a) be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and

(b) take all necessary steps to ensure that all filings with the securities regulators and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

5. PROTECTION AND PROPER USE OF COMPANY ASSETS

5.1 All directors, officers and employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability and are prohibited.

5.2 All Company assets should be used only for legitimate business purposes[, though incidental personal use [is/may be] permitted]. Any suspected incident of fraud or theft should be reported for investigation immediately.

5.3 The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property such as [trade secrets, patents, trade-marks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports]. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

5.4 All transactions undertaken on behalf of the Company must be authorized in accordance with Company policies and must be documented accurately. Directors, officers and employees responsible for record-keeping and accounting must ensure that the Company's books and records are accurate, timely and fair in their description of the assets of the Company.

6. CORPORATE OPPORTUNITIES

All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

7. CONFIDENTIALITY

Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or legally required. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers or partners if disclosed. The obligation to maintain the confidentiality of information remains even after the director, officer or employee ceases to be employed or hold office with the Company.

8. FAIR DEALING

Each director, officer and employee must deal fairly with the Company's security holders, customers, suppliers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone throughmanipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

9. HUMAN RIGHTS IN THE WORKPLACE

The Company is committed to providing a workplace free of harassment, violence and discrimination. Directors, officers and employees are expected to foster a respectful work environment that adheres to the requirements of applicable human rights law and related workplace legislation. The Company will not tolerate acts of discrimination based on age, ancestry, colour, race, citizenship, ethnic origin, creed, disability, family status, marital status, gender, sex, sexual orientation or any other ground of discrimination prohibited by law.

10. REPORTING AND ENFORCEMENT

10.1 Reporting and Investigation of Violations

(a) Actions prohibited by this code involving directors or executive officers should be reported to the Chairman of the Audit Committee.

Name:	Mr. Chris Tsiofas
Email:	ctsiofas@mtncpa.ca
Tel. toll free:	416-868-9017, ext. 224

(b) Actions prohibited by this code involving any other person should be reported to the Chief Financial Officer.

(c) Any person reporting a violation of the Code may do so using NAVEX Global's EthicsPoint website (https://secure.ethicspoint.com/domain/en/default_reporter.asp) and may choose to do so anonymously.

(d) After receiving a report of an alleged prohibited action, the Audit Committee and the CFO shall promptly take all appropriate actions necessary to investigate.

(e) All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

10.2 Enforcement

(a) The Company must ensure prompt and consistent action against violations of this Code.

(b) If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

(c) If, after investigating a report of an alleged prohibited action by any other person, the CFO determines that a violation of this Code has occurred, the CFO will report such determination to the Chairman of the Audit Committee.

(d) Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the General Counsel will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

10.3 Waivers and Disclosure

(a) Each of the Board of Directors (in the case of a violation by a director or executive officer) and the Audit Committee (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.

(b) Any waiver of this Code for or violation of this Code by a director or an executive officer shall be disclosed as required by securities laws.

10.4 Prohibition on Retaliation

The Company does not tolerate acts of retaliation, including demotion, discharge, discipline, discrimination, harassment, suspension or threats, against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

11. AMENDMENT

The Board of Directors may, from time to time, amend the Code, upon recommendation of the Audit or the Corporate Governance and Nominating Committees of the Board.

12. ADMINISTRATION OF THIS CODE

The Audit Committee is responsible for the administration of this Code of Business Conduct and Ethics. If employees, directors or officers have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code, they may contact the CFO or the Chairman of the Audit Committee.

In the event that any employee, director of officer wishes to report a violation of this Code, then he/she should follow the guidance for contacts contained in the Company's Whistleblower and Protected Disclosure Policy.

POET TECHNOLOGIES INC. expressly reserves the right to change, modify or delete portions of this Code without notice.

***

Approved by the Board of Directors on March 24, 2021.

Acknowledgement of Receipt and Review of POET Technologies Code of Business Conduct and Ethics

I, ______________________________ (name), acknowledge that on ______________________ (date), received a copy of POET TECHNOLOGIES Code of Business Conduct and Ethics and I read it, understood it and agree to comply with it.

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Signature

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Printed Name